Apolo Gold & Energy Inc. Reports a Correction to the Work Experience of a Director.

Hong Kong, January 29, 2014 ) -- Apolo Gold & Energy Inc. (“Apolo” or the “Company”) (OTCQB:APLL), a Nevada Corporation, reports a correction to the work experience details of one of its new directors. As a result of a mistranslation, Mr. Fan Xiaojun was reported as having worked for (ECP) Emerging Capital Partners. The disclosure, filed as part of a Form 8-K and a news release dated January 17, 2014, should have reported that Mr. Fan Xiaojun worked for (Beijing) International Commercial Chain Limited Company.

The disclosure has been corrected to read as follows:

Fan Xiaojun, Director.

Mr. Fan Xiaojun received a Bachelor of Business Studies degree from the Hunan University of Commerce in June 1987. From July 1987 to December 2002 he worked as an Administrative Officer for the People’s Government of Hunan Province conducting professional research, providing services and supervising small local companies. He was also responsible for the preparation of plans for government officials and for monitoring the disclosure of government’s activities. From January 2003 to December 2005 he served as an Investment Manager for the Beijing CenTech RVing Club Co. Ltd. where he was in charge of planning the development strategy and implementing the details of annual investment plans for the company. He served as a director for ECP (Beijing) International Commercial Chain Limited Company) from January 2006 to December 2012. His duties included establishing the company’s strategic policies, planning its annual objectives and principals of management in order to minimize company’s bond issuances. From January 2009 to January 2012 he served as a director of US Master Partnership Limited for the Greater China region where his responsibilities included the implementation of the company’s acquisition plans, and evaluation of its financial reports. Since February 2012 he has been serving as the Chairman and Chief Executive Officer of the Zhong Hao Asset Management(Hunan) Co.,Ltd. in this role he is in charge of conducting the company’s operations and decision making respecting income distribution and financial plans.

Kelvin Chak, President & CEO
Apolo Gold & Energy Inc.
9th floor, Kam Chung Commercial Bldg,
19-21 Hennessy Road, Wanchai, Hong Kong.
info@ApoloGoldUS.com
www.apologoldus.com
SOURCE: Apolo Gold & Energy Inc.